EXHIBIT 10.3
                                                                    ------------

                            SHARE PURCHASE AGREEMENT

                                     between

                                    Turbon AG
                                  Ruhrdeich 10
                                D-45525 Hattingen
                           (in the following "SELLER")

                                       and

                                  Adsero Corp.
                               2101 Nobel Street,
                     Sainte Julie, Quebec, Canada, J3E 1Z8,
                              and or its designate,
                         (in the following "PURCHASER")


                             SECTION 1 SHAREHOLDING

1.1 The SELLER is the owner of 400,000 Shares (in the following "SHARES") of Turbon International Aktiengesellschaft (in the following "COMPANY"). This corresponds to 9.928 % of the share capital of the COMPANY.

1.2 The share capital of the COMPANY is EURO 10,299,974.95 and is divided into 4,029,000 shares. The COMPANY has its corporate seat at Hattingen, Germany and is registered in the commercial register of the Essen local court under HRB 15780. The shares are listed for regulated trading at the Dusseldorf and Frankfurt stock exchange.


                            SECTION 2 SALE OF SHARES

2.1      Upon payment of the purchase price for the SHARES

      a. the SELLER sells the SHARES to the PURCHASER with all related rights, titles, and interests including the right to any unpaid dividends and

      b. will deliver to the PURCHASER the SHARES on the same day as the payment in full has been received.

2.2 The purchase price is US$ 14.00 (in words: US DOLLAR fourteen) per share. Accordingly the total purchase price is US$ 5,600,000.00 (in words: US DOLLAR fivemillionsixhundredthousand). The PURCHASER agrees to pay the purchase price as follows:

         a) $1,001,000 (US Dollar one million) upon signing of this agreement

         b) $4,599,000 (US Dollar four million five hundred ninety-nine thousand) on or before July 29, 2005

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         All payments will be made to SELLER'S account no. 2813517 at
         Commerzbank AG Wuppertal, Bank Code 330 400 01, Swift Code COBADEFF330.

2.3.1 On or before the payment in 2.2(a) above, the Seller and the Purchaser will have obtained from each of Holger Brueckmann-Turbon, NCR, and Capiton AG, respectively the three largest shareholders of the COMPANY, an irrevocable letter stating that each applicable shareholder agrees to tender all of the COMPANY'S shares held by themselves, or any related entity, upon the formal takeover offer by the Purchaser for US$14.00 in cash with the additional option for a combination of cash and stock of the Purchaser.

                    SECTION 3 REPRESENTATIONS AND WARRANTIES

The SELLER guarantees that

3.1 The SELLER is the sole owner of the SHARES; the seller is under no restrictions of disposal; the SHARES are not encumbered with rights ad rem or obligatory rights of third parties (in particular liens, usufruct, transfer of title for providing security, options etc.) nor are otherwise the object of company law arrangements outside the statutes of the COMPANY (e.g. sub-participation) and are not being held in trust on behalf of third parties; and

3.2 no agreements exist to which the SELLER is a party under which the approval or other cooperation of third parties in this Agreement is required according to which the transfer of SHARES has to be notified to third parties and/or the transfer would cause any legally detrimental consequences for the COMPANY, in particular terminations of contracts.


3.4.     Accrual for restructuring expenses

      a. SELLER knows that PURCHASER plans to make an offer to all shareholders of the COMPANY for the takeover of their shares with the goal to acquire the majority of the COMPANY. In the course of the Due Diligence audit to the planned takeover the SELLER informed the PURCHASER about planned restructuring measures the COMPANY is going to proceed at their subsidiaries in the Netherlands, Denmark, Finland and Sweden.

      b. This said, it is another condition of the PURCHASER, connected to the purchase of the SHARES, that the SELLER has to ensure, that for all anticipated cost resulting from the restructuring measures SELLER will form sufficient accruals, using a portion of the total purchase price (Section 2.2), in the consolidated balance sheet of the COMPANY at the day of the purchase of the shares and by this there will be no negative impact financially or in regard to the balance sheet for the PURCHASER after the takeover of the majority due to the mentioned restructuring measures.

      c. The SELLER agrees to use a portion of the purchase price to finance the cost of the mentioned restructuring measures and according to this will at the day of the sale form an accrual for restructuring measures in the consolidated balance sheet of the COMPANY in an amount of EURO 2,000,000.00 (in words: EURO two million).

There will be no other representations and warranties.

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                             SECTION 4 MISCELLANEOUS

4.1 All agreements and understandings with respect to this Agreement, in particular such which supplement or change this Agreement, must be in writing in order to be valid. Also the waiver of this written form requirement must be in writing.

4.2 Should individual provisions of this Agreement be or become invalid, the validity of the remaining provisions shall not be effected thereby. The invalid provision shall be replaced by a valid provision which equals or approximates the intention and purpose of the invalid provision. The same shall apply if during the implementation of this Agreement a gap which requires an amendment becomes evident.

4.3 Each party shall bear the costs incurred by it in connection with this Agreement, including fees and costs of their attorneys and tax advisors.

4.4 This Agreement shall be subject to the law of the Federal Republic of Germany and the parties consent to the jurisdiction of German courts.

4.5 Any notices needed to be made under this agreement shall be sent to the following addresses:

                Seller
         Turbon AG, Ruhrdeich 10, D-45525 Hattingen, Germany
         Fax # 49 (0) 23 24/504-156
         Attention: Mr. Holger Brueckmann- Turbon

                Purchaser
         Adsero Corp., 2101 Nobel Street, Sainte Julie, Quebec, Canada, J3E 1Z8, Fax # 416-467-7173
         Attention: William Smith, CFO, Adsero Corp.


Signed and agreed to as of the date outlined below.


Hattingen - June 22, 2005                     Hattingen - June 22, 2005
------------------------                      -------------------------
Place, Date                                   Place, Date


H. Brueckmann Turbon - CEO
M. Pages - Executive Board Member             William M. Smith - CFO
---------------------------------             -----------------------
Name and title                                Name and title


/s/ Holger Brueckmann Turbon
----------------------------
/s/ Michael Pages                             /s/ William M. Smith
-----------------                             --------------------
Signature                                     Signature
Turbon AG                                     Adsero Corp.

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